                                                      Nicor Gas Company
Form 10-K
                                                         Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-65486 on Form S-3 of our report, dated February 25, 2008, relating to the financial statements and financial statement schedule of Northern Illinois Gas Company (which expresses an unqualified opinion and includes an explanatory paragraph related to a change, in 2007, in method of recognizing and measuring income tax positions as discussed in Note 2), and the effectiveness of Northern Illinois Gas Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northern Illinois Gas Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 25, 2008